ATMI®

FINANCIAL RESULTS

Fourth Quarter 2011
Fiscal Year 2011

Conference Call

Statements contained in the presentation that relate to the Company's future performance, including, without limitation, statements with respect to the anticipated financial and accounting effects and other anticipated benefits of the SDS Direct transaction, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or the Company's markets; competition, problems, or delays developing, commercializing and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect the Company's proprietary technology; and other factors described more fully in the Company's Form 10-K for the year ended December 31, 2010 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. The Company undertakes no obligation to update any forward-looking statements.

SDS Direct-Strategic Overview

Background

- SDS – the established quality and safety standard for ion implant gas delivery
  - Annual product revenue > $100 million

Customer Benefits

  - Best product expertise, technical and applications support and service
  - Increased opportunities for commercial agreements

ATMI Benefits

- Complete control for all customer interactions
  - Further strengthens our established advanced materials portfolio
  - Expands and intensifies customer relationships
  - Control of global distribution channel enhances visibility and provides stability

ATMI

SDS Direct-Financial Overview

Financial

- $95M cash, plus approximately $9M for channel inventory repurchases in Q4 2011 and Q1 2012
- $84.6M one-time charge related to the termination of the Agreements
- Increases ongoing cash flow ~$4-$5 million per quarter beginning in Q2 2012

Phased transition affects financial results in Q4 2011/Q1 2012

- Cumulative ~$16M revenue reversal from inventory repurchase/burn having ~0.16 EPS effect
- Estimating ~$2 million integration and transition costs

Establishing direct marketing and sales infrastructure

- Estimating ~$2-$3 million incremental expense per quarter

Incremental Revenue/EPS beginning in 2Q12

- +~$7-$8 million revenues / +~$0.08-$0.09 EPS
- On-going gross margin improvement of ~+2 points

ATMI

ATMI®

Use of Non-GAAP Measures

ATMI believes that a breakdown, presented on an income statement line-item basis, of how the SDS Direct transaction contributed to the change in net income and other line items is useful to an understanding of the overall change in the consolidated results of operations for ATMI from one reporting period to another. ATMI presents such amounts related to the SDS Direct transaction in a separate column following the dollar amounts shown for the applicable period's results, booked in accordance with generally accepted accounting principles (GAAP), and then by presenting a third column showing the non-GAAP results excluding the effect of the SDS Direct transaction.

Non-GAAP Financial Results*

	Q4				Full Year			
	US GAAP 2011	SDS Direct 2011	Non-GAAP 2011	US GAAP 2010	US GAAP 2011	SDS Direct 2011	Non-GAAP 2011	US GAAP 2010
Revenues (1)	$90.3	($6.9)	$97.3	$96.0	$390.1	($6.9)	$397.0	$367.3
Cost of Revenues (2)	$47.8	($1.5)	$49.3	$50.9	$206.0	($1.5)	$207.4	$191.2
Gross Profit	$42.5	($5.5)	$48.0	$45.1	$184.1	($5.5)	$189.6	$176.0
% of Revenue	47.1%	78.9%	49.3%	47.0%	47.2%	78.9%	47.8%	47.9%
Operating Expense (3)	$119.2	$85.9	$33.2	$36.5	$221.8	$85.9	$135.9	$134.1
Operating Profit (Loss)	($76.6)	($91.4)	$14.7	$8.6	($37.7)	($91.4)	$53.7	$41.9
% of Revenue	(84.8%)		15.2%	9.0%	(9.7%)		13.5%	11.4%
Other Income/(Expense)	($1.3)	$0.0	($1.3)	$6.0	($0.8)	$0.0	($0.8)	$10.0
Income Taxes	($30.8)	($33.5)	$2.8	$0.5	($19.1)	($33.5)	$14.4	$11.1
Effective Tax Rate (4)	39.5%	36.7%	20.6%	3.8%	48.8%	36.7%	27.6%	22.0%
Equity Loss	($0.0)	$0.0	($0.0)	($0.3)	($0.6)	$0.0	($0.6)	($1.3)
Net Income (Loss)	($47.2)	($57.9)	$10.6	$13.8	($20.0)	($57.9)	$37.8	$39.5
EPS	(1.49)	(1.82)	0.33	0.43	(0.63)	(1.82)	1.17	1.24
Shares (5)	31.7	31.7	32.5	32.0	31.7	31.7	32.4	31.9

(1) - $6.9M adjustment for inventory repurchases/burn, net of incremental revenues realized
(2) - $1.5M adjustment for cost of inventory associated with repurchased inventory and inventory burn, partially offset by transition service costs and incremental costs on revenues realized
(3) - $84.6M one-time contract termination charge and $1.3M of incremental operating expenses
(4) - $33.5M adjustment due to the net tax effect of the items above, at an effective tax rate of 36.7%
(5) - Difference due to dilutive effect of employee stock options and restricted shares on non-GAAP net income
* The table above contains certain immaterial differences in totals, due to effects of rounding

ATMI®

ATMI®

Strategic Intent

To be the Source of Process Efficiency Solutions to technology-driven customers by providing innovative materials and related delivery systems and technologies incorporated in sustainable business models